EXHIBIT 107.1
Calculation of Filing Fee Table

S-8
(Form Type)

Micron Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 par value per share(1)	457(c) and 457(h)	50,000,000(2)	$67.83(3)	$3,391,500,000.00	0.00011020	$373,743.30
Other	Deferred Compensation Obligations	457(h)	$85,000,000(4)	100%	$85,000,000.00	0.00011020	$9,367.00(5)
Total Offering Amounts					$3,476,500,000.00		$383,110.30
Total Fee Offsets							—
Net Fee Due							$383,110.30
(1)    To be issued pursuant to the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan
(2)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of the Registrant’s Common Stock may be issued or issuable as a result of a stock split, stock dividend, or other distribution declared at any time by the Board of Directors of the Registrant while this Registration Statement is in effect, this Registration Statement is hereby declared to cover all of such additional Common Stock.
(3)    Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of $67.83 per share, which is the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on August 8, 2023.
(4)    The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Micron Technology, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).
(5)    Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee based on an estimate of the amount of eligible compensation participants may defer under the Deferred Compensation Plan.